Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-223502 Dated September 9, 2020

Intercontinental Exchange, Inc. Announces Secondary Offering by Selling

Stockholder Related to Ellie Mae Acquisition

ATLANTA & NEW YORK, September 9, 2020– Intercontinental Exchange (NYSE: ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, announced today that Ellie Mae Parent, LP, an entity controlled by Thoma Bravo (the “selling stockholder”), intends to offer for sale in an underwritten secondary offering 9,180,568 shares of ICE’s common stock pursuant to ICE’s shelf registration statement filed with the Securities and Exchange Commission (SEC). The shares being offered were originally issued to the selling stockholder in connection with the acquisition of Ellie Mae, Inc., which ICE completed on September 4, 2020.

ICE is not selling any shares and will not receive any proceeds from this offering.

Goldman Sachs & Co. LLC will act as the underwriter for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ICE has filed a registration statement (including a prospectus) and will file a final prospectus supplement with the SEC for the offering to which this communication relates. You may obtain these documents for free by visiting EDGAR on the SEC website at: www.sec.gov. Alternatively, copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from: Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attention: Prospectus Department, Telephone: 866-471-2526, Email: Prospectus-ny@ny.email.gs.com.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 company formed in the year 2000 to modernize markets. ICE serves customers by operating the exchanges, clearing houses and information services they rely upon to invest, trade and manage risk across global financial and commodity markets. A leader in market data, ICE Data Services serves the information and connectivity needs across virtually all asset classes. As the parent company of the New York Stock Exchange, the company is the premier venue for raising capital in the world, driving economic growth and transforming markets.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 6, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, as filed with the SEC on April 30, 2020 and July 30, 2020, respectively.

SOURCE: Intercontinental Exchange

ICE-CORP

ICE Investor Relations Contact:

Warren Gardiner

+1 770 835 0114

warren.gardiner@theice.com

investors@theice.com

ICE Media Contact:

Josh King

+1 212 656 2490

josh.king@theice.com

media@theice.com